EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Technisource, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated February 20, 1998, except as to note 10 which is as of May 26, 1998 relating to the combined balance sheets of Technisource, Inc., Technisource of Florida, Inc. and Technisource Midwest, Inc. (collectively "Technisource, Inc.") as of December 31, 1997 and 1996 and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which appears in the registration statement on Form S-1 of Technisource, Inc. (No. 333-50803).


                                                    /s/ KPMG Peat Marwick LLP
                                                        ----------------------
                                                        KPMG Peat Marwick LLP

Ft. Lauderdale, Florida
November 2, 1998